Exhibit 10.8
From SuccessFactors April 3, 2001
To Aaron Luen Au
Dear Luen:
I am pleased to offer you the position of Director of Engineering for SuccessFactors.com, reporting directly to Lars Dalgaard. This letter shall serve to confirm the terms of your employment. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me. I have enclosed a copy of the letter for your records.
Salary: Your annual base salary shall be $130,000 per year, paid on the 15th and last day of each month.
Sign up bonus: You will be paid a sign up bonus of $5,000 30 days after contract start.
Performance Bonus: You will also be eligible for a performance bonus depending on launching the V4 product release as agreed in the original scope document and its successful sale at regular price by our sales force to one large customer (min. 500 seat license, with opportunity of 5,000 SEATS). The target date is June 15, 2001. If the terms are fulfilled later than that the bonus will be due upon that date. The bonus will be $12,500.
Stock Options: It will be recommended to the Board of Directors that you receive a stock option grant for about 1% of the company shares of SuccessFactors.com Common Stock at an exercise price equal to the fair market value on the date of the grant.
Stock Vesting: Upon commencement of your employment, options will vest over a four (4) year period. Vesting begins after the first 12 months of continuous employment. Details of the stock option plan will be included in your option paperwork.
401(k) Plan: You will be eligible to participate in the SuccessFacfors.com 401(k). This is a non-matching, tax deferred, retirement investment option.
Health Benefits: Participation in SuccessFactors.com Medical and Dental insurance plans are included, with the Company paying 100% of your Dental premium and 100% of Medical under HMO (employee only) and $17.50/month under PPO (employee only). Dependent coverage is provided as a payroll deduction. You may elect to have this deduction be “pre-tax”.
Vacation Days: You will be given 15 days of paid personal time off per year in addition to paid company holidays.
Start Date.
Your employment will commence on April 5, 2001
I am excited to have you join our team. If there are any aspects of our offer which you would like clarified please let me know. This offer is open through April 5, 2001

Very truly yours,
/s/ Lars Dalgaard
Lars Dalgaard
President/CEO SuccessFactors